Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus constituting a part of the Registration Statement on Form S-3, Amendment No. 2, of our report dated February 12, 2010, relating to the financial statements, as of December 31, 2009 and for the year then ended of Stanley Baker Hill, LLC, appearing in the Annual Report on Form 10-K and Form 10-K/A of Hill International, Inc. filed with the Securities and Exchange Commission on March 12, 2010 and April 7, 2010, respectively.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Schneider Downs & Co., Inc.

May 25, 2010
Pittsburgh, Pennsylvania